Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

May 29, 2019

Atomera Incorporated

750 University Avenue, Suite 280
Los Gatos, California 95032

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Atomera Incorporated, a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-219782) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) a prospectus supplement (the “Prospectus Supplement”) to be filed with Securities and Exchange Commission relating to the issue and sale pursuant to the Registration Statement of up to 1,675,000 shares (the “Shares”) of Common Stock.

The Shares are to be sold by the Company pursuant to a Securities Purchase Agreement (the “Securities Purchase Agreement”) dated as of May 28, 2019, between the Company and the purchasers named therein.  The Securities Purchase Agreement will be filed with the Commission as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated May 28, 2019 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, forms of the Amended and Restated Certificate of Incorporation, as further amended, and Amended and Restated Bylaws of the Company currently in effect, the Securities Purchase Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Securities Purchase Agreement, and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP

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